UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    May 17, 2007

The Inventure Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14556	86-0786101
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	5050 N. 40th St., Suite 300, Phoenix, AZ	85018
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (623) 932-6200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.                                          Completion of Acquisition or Disposition of Assets.

On May 17, 2007, our wholly-owned subsidiary, Rader Farms Acquisition Corp. (“Acquisition Sub”), a Delaware corporation, completed the acquisition of substantially all of the assets used in the business of Rader Farms, Inc. (“Rader Farms”), a leading grower, processor and marketer of premium frozen blueberries, raspberries, berry mixes and other fruit products based in Lynden, Washington, pursuant to the terms of that certain Asset Purchase Agreement, dated as of May 17, 2007, by and among Acquisition Sub, Rader Farms and the shareholders of Rader Farms.  The assets include certain buildings used in the business, and we are entering into a lease with the shareholders of Rader Farms to lease the farmland and the land under the purchased buildings.

As consideration for the acquisition, our subsidiary paid an aggregate amount of $20,700,000 in cash to Rader Farms, subject to working capital adjustments, and assumed certain liabilities of Rader Farms relating to existing business contracts and leases, and accounts payable and accrued liabilities included on Rader Farms’ balance sheet as of December 31, 2006 and incurred in the ordinary course of business since such date.

Rader Farms built a diverse customer base in the grocery, foodservice and club channels.  One customer in the club channel represented approximately 60% of Rader Farms 2006 net revenue.  The Inventure Group management team met with representatives from the major customer prior to signing the Asset Purchase Agreement, believes the relationship is strong and expects revenues from this customer to continue for the foreseeable future.  However, as is customary in the industry, customer relationships are at-will.

Item 2.03.              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the acquisition described in Item 2.01 above (the “Acquisition”), we entered into a Loan Agreement (the “Loan Agreement”) with U.S. Bank National Association (“U.S. Bank”).  Each of our subsidiaries is a guarantor of the Loan Agreement, which is secured by a pledge of all of the assets of our consolidated group.  The borrowing capacity available to us under the Loan Agreement consists of notes representing a $15,000,000 revolving line of credit maturing on June 30, 2011, $10,000,000 of which is currently available to us, and a $6,000,000 term loan maturing on May 31, 2014.  We will pay the remainder of the purchase price for the Acquisition ($4,700,000) from our cash.  We anticipate that after closing we will secure a $4,000,000 loan with U.S. Bank, secured by a leasehold interest in the real property we are leasing from the shareholders of Rader Farms in connection with the Acquisition.  We currently plan to use the proceeds of this loan to reduce the outstanding line of credit referred to above.

All borrowings under the revolving line of credit will bear interest at either (i) the prime rate of interest announced by U.S. Bank from time to time or (ii) LIBOR, plus the LIBOR Rate Margin (as defined in the revolving credit facility note).  The term loan will bear interest at LIBOR, plus the LIBOR Rate Margin (as defined in the term loan note).  As is customary in such financings, U.S. Bank may terminate its commitments and accelerate the repayment of amounts outstanding and exercise other remedies upon the occurrence of an event of default (as defined in the Loan Agreement), subject, in certain instances, to the expiration of an applicable cure period.

Item 7.01               Regulation FD Disclosure.

On May 17, 2007, we filed a press release titled "The Inventure Group Acquires Rader Farms".  A copy of this press release is attached to this Current Report as Exhibit 99.1.

Item 9.01               Financial Statements and Exhibits.

(a)                                  Financial Statements of Business Acquired.

We will file the required financial statements of Rader Farms by amendment to this Current Report on or before July 31, 2007.

(b)                                 Pro Forma Financial Information.

We will file the required pro forma financial information by amendment to this Current Report on or before July 31, 2007.

(d)           Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release Announcing Rader Farms Acquisition

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Inventure Group, Inc.
(Registrant)

Date May 17, 2007
/s/ Steve Weinberger
(Signature)

Steve Weinberger
Chief Financial Officer